Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on this 19th day of November, 2010, by and between (i) CONCENTRA INC., a Delaware corporation (“Employer”) and (ii) John R. Anderson, D.O. (“Executive”). All references to Employer in this Agreement shall include any successor in interest to Employer.
RECITALS:
A.    Employer has employed Executive in an executive position and has determined that Executive holds an important position with Employer. In anticipation of the merger of HumMS, Inc., a wholly-owned subsidiary of Humana Inc. with and into Employer (the “Merger”), whereby Employer will become a wholly-owned subsidiary of Humana Inc., Executive is being asked to enter into this Agreement.
B.    Management will be essential to maintain the stability of Employer during the anticipation of the Merger and to promote the successful closing of the Merger. Employer and Executive understand and agree that as part of and to induce Humana Inc. and HumMS, Inc. to enter into an Agreement and Plan of Merger with Employer providing for the Merger (the “Merger Agreement”), it is necessary to execute this Agreement and thereby to provide for the eventual termination of any and all prior agreements and contracts between the parties and for Executive to release and waive any and all claims, known or unknown, that may arise from such agreements and contracts or the termination of such agreements and contracts.
C.    Employer understands that anticipation of the Merger presents significant concerns for Executive with respect to his/her financial and job security. Employer desires to assure itself of Executive’s services during the period in which it is confronting such a situation, and to provide Executive certain financial assurances to enable Executive to perform the responsibilities of his/her position without undue distraction and to exercise judgment without bias due to personal circumstances.
D.    Employer further desires to assure itself that in the event the Merger is consummated, its business is not harmed by Executive’s subsequent competition with Employer’s, Humana Inc.’s, or their affiliates’ business. To achieve these objectives, Employer and Executive desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed by and between Employer and Executive as follows:
1.    EFFECTIVE DATE, EFFECTIVE TIME AND EMPLOYMENT AT WILL. The date upon which Humana Inc., HumMS, Inc. and Employer execute and deliver the Merger Agreement shall constitute the effective date of this Agreement (“Effective Date”). The Effective Time, as defined in Section 2.2 of the Merger Agreement, shall be 11:59 p.m. on the date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. All other capitalized terms, unless otherwise defined in this Agreement, shall have the same meaning as ascribed to such terms in the Merger Agreement.

EMPLOYER OFFERS AND EXECUTIVE ACCEPTS AND AGREES TO BE EMPLOYED ON AN EMPLOYMENT AT-WILL BASIS FOLLOWING THE EFFECTIVE TIME. NOTHING IN THIS AGREEMENT CONSTITUTES AN EMPLOYMENT CONTRACT BETWEEN EXECUTIVE AND EMPLOYER THAT GUARANTEES TO EXECUTIVE EMPLOYMENT BEYOND THE EFFECTIVE TIME. Employment at-will means that Employer and Executive may unilaterally terminate the employment relationship and this Agreement at will, with or without notice or Cause or Good Reason. None of the promised benefits or other terms promised in this Agreement alter this at-will employment relationship or create a presumption of employment for any specified period of time. Unless terminated sooner by Employer or Executive, this Agreement shall expire on the later of the third anniversary of the Effective Time and December 31, 2013; provided, notwithstanding such expiration, all compensation earned and payable to Executive pursuant to the terms of this Agreement shall survive the expiration of this Agreement.
2.    TERMINATION OF AGREEMENT. Notwithstanding the provisions of this Agreement, this Agreement shall automatically terminate and shall be void ab initio in the event that the Merger Agreement terminates or the Merger contemplated by the Merger Agreement is not consummated on or before December 31, 2010, or such later date as may be established as the date of termination of the Merger Agreement by agreement of Employer, Humana Inc. and HumMS, Inc.
3.    EFFECT ON PRIOR AGREEMENTS. During the period commencing as of the Effective Date and expiring immediately prior to the Effective Time (the “Pre-Closing Period”), the terms of that certain Physician Services Agreement dated October 1, 1993, by and between Employer and Executive, as amended (the “Current Employment Agreement”), shall remain in full force and effect. From and after the Effective Time, and without any further consideration or action by Employer or Executive, this Agreement shall supersede, render void and terminate the Current Employment Agreement and any other prior agreements Executive may have had with Employer or its predecessor entities. The foregoing notwithstanding, Executive’s non-disclosure, non-solicitation and non-competition provisions undertaken in his/her Current Employment Agreement or other agreement, or under duties of fiduciary or loyalty, shall remain in full force and effect for the benefit of Employer and its affiliates throughout the term of this Agreement and after termination of employment as provided by their terms. Further, this Agreement shall not affect: (a) Executive’s rights to receive his/her regular compensation and benefits accrued and unpaid through the Effective Time, including any rights to paid vacation or sick time; or (b) any rights Executive may have under the terms of the Merger Agreement, including any indemnity rights.
4.    DUTIES. Executive agrees to devote his/her full attention to the business and affairs of Employer and its affiliates and to use best efforts to perform faithfully, diligently and efficiently the duties and responsibilities he/she is given as an Executive of Employer and such other duties and responsibilities reasonably commensurate with Executive’s skills, ability, and training and that may otherwise be assigned to Executive from time to time by Employer. Executive assumes the highest duties of loyalty and fiduciary responsibilities to Employer and shall not engage in any actions which violate these duties or constitute a conflict of interest of any sort.
5.    BASE SALARY AND BENEFITS FROM AND AFTER EFFECTIVE TIME. From and after the Effective Time:
5.1    Base Salary. Employer shall pay Executive on a salary basis at a rate equivalent to Two Hundred and Eighty Thousand Dollars and No Cents ($280,000.00) per calendar year (“Base Salary”), less tax withholdings as designated in the tax forms submitted by Executive or otherwise required by law. Base Salary shall be paid on a semi-monthly or biweekly basis, Executive is an exempt status employee pursuant to federal and state wage and hour laws; accordingly, Executive will not be paid overtime. Executive’s Base Salary shall be evaluated and subject to increase from time to time, consistent with Employer’s policy based on an annual performance review. Employer and Executive understand and agree that the description of payment on a calendar year or annual basis does not affect the employment at-will status provided in Section 1, and therefore, it does not create a presumption that employment is for any definite period of time. Upon termination of Executive’s employment, Executive understands and agrees that he/she is entitled to Base Salary provided in this paragraph earned up to the date of termination, with the exception of the terms provided in Section 6.
5.2    Employee Benefit Plans. Executive shall participate, to the extent he/she may be eligible, solely in the “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained from time to time by Employer for employees of Employer and its subsidiaries. Executive will be required to pay his/her portion of premiums or related payments as designated in such employee benefit plans and/or as designated by Employer. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Employer to establish or continue any particular employee benefit plan in discharge of its obligations under this Agreement. At Employer’s sole discretion, Employer may replace such employee benefit plans with employee benefit plans similar to Employer’s affiliates. Upon termination of Executive’s employment, Executive’s active coverage or participation in such employee benefit plans shall end, unless otherwise provided by the terms of such plans or by law.
5.3    Management Incentive Plan. Subject to all terms, conditions, provisions and obligations of Employer’s Management Incentive Plan, as amended from time to time for all similarly situated executives of Employer and its subsidiaries (“MIP”), Executive shall participate in the MIP, which shall be paid in cash on an annual basis. Executive’s targeted incentive amount will be 30% of his/her Base Salary. MIP is based upon meeting specific objectives, determined annually. To receive payment under the MIP, Executive must be a current employee of Employer or its affiliates at the end of the calendar year for which the MIP is awarded.
5.4    Equity Compensation. Subject to all terms, conditions and provisions and obligations of, and only upon execution of, the Humana Inc. Restricted Stock Unit

Agreement Under the 2003 Stock Incentive Plan, attached hereto as Exhibit “A” (the “Restricted Stock Unit Agreement”), issued pursuant to the Humana Inc. Amended and Restated 2003 Stock Incentive Plan (for purposes of this subsection “Plan”), Executive shall receive a grant of restricted stock units of Humana Inc. (“Restricted Stock Units”), the vesting for some of which is performance-based, and some of which is time based, the target amount totaling $400,000.00, each determined on the date of grant (the “Equity Compensation”). Executive may receive up to 175% of target Restricted Stock Units based on business performance as described in the Restricted Stock Unit Agreement. The Restricted Stock Unit Agreement will be executed, as soon as feasible, after the Effective Time. Except as otherwise set forth in the Restricted Stock Unit Agreement, the Restricted Stock Units will become vested at the end of a three-year performance period both for the time vested units, and, if pre-determined levels of performance are achieved, for the performance-based vesting units. Performance metrics are defined in Appendix A to the Restricted Stock Unit Agreement. The specific number of Restricted Stock Units to be issued shall be determined on the Closing Date, as defined in the Merger Agreement, based on the average of the high and low prices of Humana Inc. common stock on the New York Stock Exchange on that day and the individual target award level. The terms of the Restricted Stock Unit Agreement shall govern and control any conflict between the terms of this Agreement and the terms of the Restricted Stock Unit Agreement.
5.5    Continuing Medical Education. Executive shall be reimbursed for reasonable business expenses and costs associated with his/her annual Continuing Medical Education requirements in accordance with Employer’s expense reimbursement policies.
5.6    Vacation, Holidays and Leave Days. Executive shall earn vacation days per annum on a pro rata basis, and other holiday and leave days, consistent with Employer’s policies for employees of Employer and its subsidiaries.
5.7    No Other Compensation. Executive understands and agrees that, except as expressly provided in this Agreement, he/she is not entitled to and Employer is under no obligation to provide him/her any other compensation, payment, bonus, equity, property, or money pursuant to his/her employment.
6.    COMPENSATION UPON TERMINATION. From and after the Effective Time:
6.1    Termination Without Cause, Upon Death or Disability, or for Good Reason. Employer and Executive understand and agree that if this Agreement and Executive’s employment are terminated by Employer without Cause, or on account of the death or Disability of Executive, or by Executive for Good Reason, then Executive or his/her heirs shall receive the following:
(a)    any earned and unpaid Base Salary of Executive through the date of such termination and all bonuses earned and relating to any prior calendar year and not yet paid;

(b)    if such termination occurs within twelve (12) months after the Effective Time, then Employer will continue to pay Executive’s Base Salary, in semi-monthly or biweekly installments consistent with prior practice (net of applicable withholdings), for a period of nine (9) months. If such termination occurs twelve (12) months or more after the Effective Time, Employer will continue to pay Executive’s Base Salary, in semi-monthly or biweekly installments consistent with prior practice (net of applicable withholdings), for a period equal to two weeks per year of service with Employer (including all years of service with Employer prior to the Effective Time) for a minimum of four weeks and maximum of fifty-two weeks; and
(c)    all other compensation and benefits payable upon such termination under other plans and programs of Employer or as required by law, in accordance with the terms of such plans and programs or applicable law.
Payments to Executive under Section 6.1(b) shall be conditioned upon the prior execution and delivery to Employer of a customary release and waiver of claims from Executive (or Executive’s duly appointed legal representative in the case of death or Disability). (A form of customary release, which is subject to change, but substantially reflects the form Executive would be required to execute and deliver, is attached hereto as Exhibit “B”). Except as provided in this Agreement, no further compensation, benefits or obligations shall be due to Executive upon such termination under the terms of this Agreement.
6.2    Termination for Cause or other than for Death, Disability or Good Reason. Employer and Executive understand and agree that if this Agreement and Executive’s employment are terminated by Employer for Cause, or by Executive other than on account of his/her death or Disability, or by Executive without Good Reason, then the following shall apply:
(a)    Executive or his/her heirs shall receive his/her earned and unpaid Base Salary through the date of such termination and all bonuses earned and relating to any prior year and not yet paid;
(b)    Executive may receive all other compensation and benefits payable upon such termination under other plans and programs of Employer or as required by law, but only if and to the extent expressly permitted by the terms of such plans and programs or required by applicable law.
(c)    Except as provided in this Agreement, no further compensation, benefits or obligations shall be due to Executive upon such termination under the terms of this Agreement.
6.3    Certain Definitions.
(a)    For purposes of this Agreement, “Disability” shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment affecting Executive which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment affecting Executive which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of Employer covering its employees.
(b)    For purposes of this Agreement, “Cause” shall mean that Executive: (i) has committed fraud or misappropriated, stolen or embezzled funds or property from Employer or an affiliate of Employer or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of Employer or any affiliate of Employer; (ii) has been convicted of a felony or failed to contest prosecution for a felony; or (iii) has willfully engaged in misconduct or dishonesty which is determined by the Board of Directors of Humana Inc. to be directly and materially harmful to the business or reputation of Employer or any of its affiliates.
(c)    For purposes of this Agreement, “Good Reason” shall mean (i) a failure by the Employer to comply in all material respects with any material provision of this Agreement, (ii) without the consent of Executive, a material reduction in Executive’s Base Salary other than a reduction generally applicable to similarly situated executives of Employer, or (iii) without the consent of Executive, relocation of Executive’s principal workplace outside a 40 mile radius of 30800 Telegraph Road, Suite 3900, Bingham Farms, Michigan 48025. For a resignation to be treated as “Good Reason” under this Agreement, Executive must provide to the Employer reasonable and specific written notice of such failure within 30 days after it occurs, the Employer shall be given a reasonable opportunity to cure, which shall not be less than 60 days, and if no cure has been effected or initiated within such period of time Executive must resign his/her employment within 120 days after the initial existence of one or more of the foregoing conditions.
7.    NON-COMPETITION OBLIGATION.
7.1    In consideration of Executive’s access to and receipt of significant Confidential Information (defined below) concerning Employer and its affiliates and his/her corresponding duty not to disclose such information, as well as his/her continuing employment opportunity with Employer after the Effective Time, the MIP, and the Equity Compensation to be provided by Employer hereunder, Executive hereby covenants and agrees that for a period commencing on the Effective Time and ending twelve (12) months after the effective date of Executive’s termination of employment with Employer (the “Restricted Period”), Executive directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another person, shall not participate in any role or position with a Competing Business (defined below) in the Restricted Territory that involves Prohibited Activity (defined below) (either as an executive, contractor, investor, partner, or in any other role with a Competing Business). This restriction includes engaging in any preparatory activities respecting the commencement of any Competing Business, including the discussion, either publicly or privately of Employer’s development, invention, or creation of, product or service concepts, product or service designs, underwriting techniques, policy and application forms, marketing intelligence, inventions, technology, or other related information. During the Restricted Period, Executive must obtain the advance written approval of Employer prior to engaging in employment or other compensatory services (including services as an agent or independent contractor) for any Competing Business. Notwithstanding the foregoing, Executive shall not be prohibited from working as a physician not engaged in the practice of occupational medicine.
7.2    Executive’s passive ownership of less than five percent (5%) of the securities of a publicly traded company shall not be treated as an action in violation of the restrictions set forth herein above.
7.3    For purposes of this Agreement, “Competing Business” shall mean any business or commercial activity about which Executive has had access to Confidential Information, and in which Employer or any of its affiliates is or has been engaged at any time within the last two years of his/her employment with Employer, including, without limitation, (a) primary care occupational medicine; (b) urgent care medicine; (c) employer (or employer’s insurance) paid medical services for injuries or matters, including, without limitation, physical exams, laboratory testing, x-rays, audiometry, spirometry, electrocardiography, drug screens, injuries and illnesses, on-site medical evaluations; (d) independent medical examinations; (e) consulting with employers regarding healthcare programs and policies; or in any other business that provides a product or service that would conflict with, compete with or replace products or services sold by Employer that Executive was involved in, including, but not limited to, Employer’s Concentra Medical Centers, Auto Injury Solutions, and Health Solutions businesses.
7.4    For purposes of this Agreement, “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision or providing of services that are similar in nature or purpose to those services Executive provided to the Employer or its affiliates within the last two years of Executive’s employment with Employer, or any other activities that would involve the use or disclosure of Confidential Information.
7.5    For purposes of this Agreement, “Restricted Territory” shall mean the geographical markets in which the Employer or its affiliates have been engaged in business or commercial activities and about which Executive has had access to Confidential Information, in the last two years of his/her employment with Employer.
8.    NON-SOLICITATION OBLIGATION.
8.1    In consideration of Executive’s access to and receipt of significant Confidential Information concerning Employer and its affiliates and his/her corresponding duty not to disclose such information, as well as Executive’s continuing employment opportunity with Employer after the Effective Time, the MIP, and Equity Compensation to be provided by Employer hereunder, Executive hereby covenants and agrees that during the Restricted Period (defined above), Executive will not directly or indirectly:
(a)    Induce or solicit, or attempt to induce or solicit any employee, independent contractor, or agent, to discontinue working for or doing business with Employer or its affiliates, whether for the purpose of working for any competitor of Employer or any affiliate thereof or otherwise.
(b)    Have any business-related contact with, call on or solicit, or attempt to call on or solicit, any Covered Entity on behalf of a Competing Business, or supervise or manage any such contact or solicitation activity.
(c)    Knowingly interfere with or ham any business relationship Employer may have with any contractor, referral source, provider, or supplier; this includes but is not limited to, an agreement not to induce any supply or service resource (including investment and other financing resources) to withdraw, curtail, or cancel the furnishing of supplies or services (including investment and other financing resources) to Employer.
8.2    For purposes of this Agreement, “Covered Entity” means the customers and referral sources of Employer or its affiliates (such as administrators, insurers, and employers) that have an established business relationship with the Employer or its affiliates at the relevant time of enforcement and that Executive had business-related contact with or was provided Confidential Information about in the last two years of his/her employment with Employer. “Covered Entity” does not include any persons or entities who, due to no fault of Executive and without any wrongdoing or other involvement by Executive and for reasons entirely unrelated to Executive, have fully and finally decided that they are not going to do further business with Employer or its affiliates and have in fact ceased doing any business with Employer or any of its affiliates at the relevant time of enforcement.
9.    CONFIDENTIALITY. In return for the promises made in this Agreement, Employer shall provide to Executive certain Confidential Information concerning Employer and its affiliates. Executive shall hold in a fiduciary capacity for the benefit of Employer and its affiliates all proprietary, trade secret, or confidential information, knowledge, or data relating to Employer or any of its affiliated companies, and their respective businesses, (i) obtained by Executive during employment by Employer or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by Executive). Confidential Information includes, but is not limited to, the following types of information, in any location (including work and personal locations of any type), and in any format (hard or soft copy, documents and emails), pertaining to Employer or its affiliates: historical and current and potential customers or business referral sources; historical current or potential products; customer/member/provider or associate medical and dental information, claims information, other personal information, contract information and contract negotiation information and terms; contact information for customers and customer preferences and needs; information concerning employees, partners, vendors, and contractors including identities, contact information, compensation or other terms of engagement, and performance; business opportunities and strategies; training regarding processes, data, techniques and operations; information regarding products, networks, methods, referral sources, operations, plans, prices, gross and net profit margins, finances, budgets, forecasts, business and marketing techniques and strategies, pricing information, compilations of otherwise available information, developments, inventions, formulas, methods, processes, practices, specifications, designs, software, information technology systems, configuration information, drawings, images, recordings, and other information and documents concerning Employer or its affiliates, their business operations and relationships that are not generally available to the public, and any other information designated as Confidential (collectively referred to in this Agreement as “Company Information”). If Executive is unsure whether or not a particular fact, matter, conversation, information or document is Company Information, Executive agrees to preserve the confidentiality of the item in question and receive clarification from the appropriate Employer manager or other internal authority. During employment, such Confidential Information shall only be used for the benefit of Employer or its affiliates. After termination of Executive’s employment with Employer, Executive shall not, without the prior written consent of Employer, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, use, access, communicate or divulge any such information, knowledge, or data to anyone other than Employer and those designated by it. Upon termination of employment, and without request by Employer, Executive shall immediately return to Employer all Confidential Information in his/her possession.
10.    REASONABLENESS OF SCOPE AND DURATION. Executive represents that his/her experience, capabilities and circumstances are such that the provisions contained in Sections 7, 8 and 9 will not prevent him/her from earning a livelihood. Executive hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on his/her subsequent employment by Sections 7, 8 and 9 of this Agreement are reasonable and fair. If the territorial scope or time limitation of Sections 7, 8 and 9 are deemed unreasonable by a court of competent jurisdiction, they shall be reduced to the extent necessary to be deemed reasonable and, as so reduced, shall be enforced. It is understood that the covenants made by Executive in Sections 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement, if it expires or terminates after the Effective Time.
11.    REMEDIES AND ENFORCEABILITY.
11.1    Executive understands and agrees that Employer may not be adequately compensated by damages for a breach by Executive of any of the covenants and agreements contained herein, and that Employer shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. Executive hereby affirmatively waives the requirement that Employer post any bond. Nothing herein contained will be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages, and if Employer prevails, it shall also be entitled to the payment of any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs of enforcement.
11.2    In the event that Executive institutes any proceeding to enforce his/her rights under, or to recover damages for breach of this Agreement, Executive, if he/she is the prevailing party, shall be entitled to recover from Employer any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs of enforcement incurred by him. Likewise, if Employer prevails in any dispute with Executive under the terms of this Agreement, Employer shall be entitled to recover from Executive all if its reasonable costs and fees incurred, including attorney fees.

12.    GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any conflict of law rule or principle of such state or any other jurisdiction. All proceedings to enforce any terms of this Agreement shall be brought in a court of competent jurisdiction in Dallas County, Texas.
13.    TIME PERIODS. All time periods referenced in Sections 7, 8 and 9 of this Agreement shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action Employer seeks to enforce the agreements and covenants in Sections 7, 8, and 9 of this Agreement or in which any individual or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.
14.    ENTIRE AGREEMENT. This Agreement and its Exhibits A and B constitute the entire agreement between the parties hereto with respect to the matters referred to herein. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. The foregoing notwithstanding, this Agreement does not supercede or replace any of Executive’s existing obligations under the Current Employment Agreement or other agreements regarding non-disclosure, non-competition or non-solicitation or duties of fiduciary or loyalty under common law.
15.    AMENDMENT. This Agreement may only be amended by an agreement in writing signed by the party against whom enforcement is sought.
16.    BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties, their personal representatives, heirs, devisees, successors and assigns. The duties and covenants of Executive under this Agreement, being personal, may not be delegated. Employer may assign its rights and obligations under this Agreement.
17.    HEADINGS, SECTION REFERENCES; CONSTRUCTION. Section headings or captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
18.    POLICIES, REGULATIONS AND GUIDELINES FOR EMPLOYEES. Employer and its affiliates may, from time to time, issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda or otherwise, relating to Employer’s employees. Executive acknowledges and agrees that such material are general guidelines for Executive’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.
19.    SEVERABILITY OF PROVISIONS. If a court holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court or arbitrator add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.
20.    SECTION 409A.
20.1    If Executive is a “key employee,” as defined in Section 416(i) of the Internal Revenue Code (the “Code”) (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Executive’s “separation from service,” as defined in Section 409A of the Code, with the Employer until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive).
20.2    For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
20.3    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses, if any, to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit. In addition, any reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
20.4    In the event that Executive is required to execute a release to receive any payments from the Employer that constitute nonqualified deferred compensation under Section

409A of the Code, payment of such amounts shall not commence until the 60th day following Executive’s separation from service with the Employer. Any installment payments suspended during such 60 day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
21.    RELEASE. Subject to the condition that the Effective Time occurs, and taking effect automatically from and after the Effective Time without further act or deed of Executive or Employer, Executive hereby waives and releases any and all claims and causes of action against Employer and its affiliates, known or unknown, in any way related directly or indirectly to Executive’s status as an employee, officer or director of Employer, on or prior to the date hereof, together with any and all claims related to the anticipated termination of the Current Employment Agreement or other agreements, contracts, plans or promises with Employer upon consummation of the Merger; provided, however, that nothing herein shall constitute a waiver or release by Executive of any compensation or benefits accrued and unpaid under the terms of the Current Employment Agreement or such other agreements, contracts, plans or promises, or any claims or rights of Executive under the terms of this Agreement or the terms of the Merger Agreement. Employer and Executive understand and acknowledge that treatment of the stock options granted to Executive in prior agreements, if any, will be governed by the terms of the Merger Agreement. In consideration of Executive’s continuing employment opportunity with Employer after the Effective Time and the MIP, and the Equity Compensation to be provided by Employer hereunder, Executive further agrees at the Effective Time to sign a second release of claims, which substitutes the Effective Time for the date of this Agreement, but which is otherwise substantially similar in form and substances to the above release in this Section 21.
[Signature Page Follows]

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this letter Agreement as of the date indicated.

Occupational Health Centers of Michigan, P.C.,

BY: /s/ W. Tom Fogerty        /s/ John R. Anderson
John R. Anderson
1-12-11        1-12-11
Date                            Date

AMENDMENT TO THE
EMPLOYMENT AGREEMENT
Between
John R. Anderson, D.O.
and
Occupational Health Centers of Michigan, P.C.
THE EFFECTIVE DATE OF THIS AMENDMENT IS: May 1, 2012
By this Amendment to the Employment Agreement dated November 24, 2010 (“Employment Agreement”) between John R. Anderson, D.O. (“Executive”) and Occupational Health Centers of Michigan, P.C., (the “P.C.”), Executive, P.C. and Concentra Inc. (“Concentra”) agree as set forth below:
WHEREAS, Executive, the P.C., and Concentra desire that Concentra replace the P.C. as the Employer under the Agreement;
NOW, THEREFORE, as of the effective date of this Amendment, the parties agree the Employment Agreement is amended by replacing the P.C. with Concentra as the Employer for all purposes. Wherever the Employment Agreement refers to the P.C. or the Employer, such reference shall apply solely to Concentra. Concentra agrees to assume all duties and obligations as the Employer under the Employment Agreement. The P.C. shall no longer be a party to the Employment Agreement.
The parties further agree that this Amendment does not terminate the Employment Agreement and does not entitle Executive to any compensation or benefits under Section 6 of the Employment Agreement.
IN WITNESS WHEREOF, have by respective offices executed and delivered this Amendment to the Employment Agreement.
[Signature Page Follows]

/s/ John R. Anderson, D.O.        Date 5/1/2012
John R. Anderson, D.O.

/s/ W. Tom Fogerty        Date 5/3/2012
Occupational Health Centers of Michigan, P.C.
By: W. Tom Fogerty
Its: President
/s/ Jim Greenwood        Date 5/3/2012
Concentra Inc.
By: Jim Greenwood
Its: CEO

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made as of this 1st day of January, 2016, by and between Concentra Inc., a Delaware corporation and its subsidiaries and other affiliates (collectively the “Employer”), having an address of 5080 Spectrum Drive, Suite 1200W, Addison, TX, and John R. Anderson, D.O., an individual, (the “Executive”) residing at 6591 Bridgewater Dr., West Bloomfield, MI 48322.
BACKGROUND
A.    The parties previously executed and delivered that certain Employment Agreement, dated November 24, 2010 and amended on May 1, 2012 (hereinafter collectively referred to as the “Agreement”), pursuant to which the parties agreed to honor the covenants and other agreements set forth therein. All capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.
B.    The parties now desire to amend the Agreement as hereinafter provided to acknowledge extension of the term and other agreed upon terms and conditions.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound hereby, covenant and agree as follows:
2.    Amendment and Restatement of Section 1. Section 1 of the Agreement entitled “Effective Date, Effective Time and Employment at Will” is hereby amended and restated in its entirety as follows:
“Effective Date, Effective Time and Employment at Will. This Agreement shall commence on January 1, 2014 (the “Effective Date”) and remain in effect, unless this Agreement is terminated by either party hereto, or extended by the written agreement of both parties hereto, for a period of one (1) year after the date hereof (the “Employment Term”). Notwithstanding the foregoing, the Employment Term (unless this Agreement has been earlier terminated in accordance with Section below) shall automatically be extended beyond the first anniversary of the Effective Date for additional periods of one (1) year each unless either party hereto shall notify the other, at least ninety (90) days prior to the end of the then current term, of Employer’s or Employee’s decision not to allow this Agreement to be extended beyond the end of the then current term.”
3.    Amendment and Restatement of Section 5.1. Section 5.1 of the Agreement entitled “Base Salary” is hereby amended and restated in its entirety as follows:
“Base Salary. Employer shall pay Executive on a salary basis at a rate equivalent to Three Hundred Sixty-Five Thousand Nineteen Dollars and Twenty Cents ($365,019.20) per calendar year (“Base Salary”), less tax withholdings as designated in the tax forms submitted by Executive or otherwise required by law. Base Salary shall be paid on semi-monthly basis, Executive is an exempt status employee pursuant to federal and state wage and hour laws; accordingly, Executive will not be paid overtime. Executive’s Base Salary shall be evaluated and subject to increase from time to time, consistent with Employer’s policy based on an annual performance review. Employer and Executive understand and agree that the description of payment on a calendar year or annual basis does not affect the employment at-will status provided in Section 1, and therefore, it does not create a presumption that employment is for any definite period of time. Upon termination of Executive’s employment, Executive understands and agrees that he/she is entitled to Base Salary provided in this paragraph earned up to the date of termination, with the exception of the terms provided in Section 6.”
4.    Amendment and Restatement of Section 5.4. Section 5.4 of the Agreement entitled “Equity Compensation” is hereby amended and restated in its entirety as follows:
“Restricted Stock Interests and Options. The Compensation Committee of the Board of Directors of Concentra Group Holdings, LLC (“CGH”) has approved the grant of equity incentive awards of Executive, as follows: 600,000 options to purchase CGH’s Class B common stock (the “Stock Options”) at a purchase/strike price of $1.00 per share, subject to equal annual time-based vesting, over a period of 5-years after the full execution of an award agreement. All equity awards shall be subject to Executive’s execution and delivery of award agreements governing their terms.”
5.    Amendment and Restatement of Section 6.1(c). Section 6.1(c) of the Agreement is hereby amended and restated in its entirety as follows:
“(c)    all other compensation and benefits payable upon such termination under other plans and program of Employer or as required by law, in accordance with the terms of such plans and programs or applicable law.
Payments to Executive under Section 6.1(b) shall be conditioned upon the prior execution and delivery to Employer of a general release in favor of and in a form satisfactory to Employer’s sole discretion. Except as provided in this Agreement, no further compensation, benefits or obligations shall be due to Executive upon such termination under the terms of this Agreement.”
6.    Reaffirmation of Section 7. Section 7 of the Agreement entitled “Non-Competition Obligation” shall hereby be reaffirmed. Executive hereby acknowledges and agrees that the provisions of Section 7, in their entirety, are binding upon Executive, and are enforceable against Executive, in accordance with their respective terms.
7.    Reaffirmation of Section 8. Section 8 of the Agreement entitled “Non-Solicitation Obligation” shall hereby be reaffirmed. Executive hereby acknowledges and agrees that the provisions of Section 8, in their entirety, are binding upon Executive, and are enforceable against Executive, in accordance with their respective terms.
8.    Reaffirmation of Section 9. Section 9 of the Agreement entitled “Confidentiality” shall hereby be reaffirmed. Executive hereby acknowledges and agrees that the provisions of Section 9, in their entirety, are binding upon Executive, and are enforceable against Executive, in accordance with their respective terms.

9.    No Other Modifications. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this instrument as of the day and year first above written.
EMPLOYER
CONCENTRA, INC.
By: /s/ W. Keith Newton
W. Keith Newton

EXECUTIVE:
/s/ John R. Anderson, D.O.
John R. Anderson, D.O.